UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 (Amendment No. 2)

Martin Marietta Materials, Inc.

(Name of Issuer)
Common Stock, par value $0.01 per share

(Title of Class of Securities)

 573284106

(CUSIP Number)

Nevada Asset Holding
89 Nexus Way
Camana Bay
 Grand Cayman KY1-9007
Cayman Islands
Tel: 1 345 949 9876

With a Copy to:

Aly El Hamamsy
Cadwalader, Wickersham & Taft LLP
200 Liberty Street
 New York, NY  10281
Tel: +1 212 504 6000

(Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications)

November 16, 2015

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

Rule 13d-1(b)
☑Rule 13d-1(c)
Rule 13d-1(d)

CUSIP No.573284106

(1)	Names of reporting person: Nevada Asset Holding I.R.S. Identification Nos. of above persons (entities only): NA

(2)	Check the appropriate box if a member of a group

(a) ☐

(b) ☒

(3)	SEC use only:

(4)	Place of incorporation: Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5) Sole Voting Power: 0
(6) Shared Voting Power: 0
(7) Sole Dispositive Power: 0
(8) Shared Dispositive Power: 0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: NA

(11)	Percent of Class Represented by Amount in Row (9): 0.00%

(12)	Type of Reporting Person: CO

CUSIP No.573284106

(1)	Names of reporting person: South Dakota Asset Holding I.R.S. Identification Nos. of above persons (entities only): NA

(2)	Check the appropriate box if a member of a group

(a) ☐

(b) ☒

(3)	SEC use only:

(4)	Place of incorporation: Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5) Sole Voting Power: 0
(6) Shared Voting Power: 0
(7) Sole Dispositive Power: 0
(8) Shared Dispositive Power: 0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: NA

(11)	Percent of Class Represented by Amount in Row (9): 0.00%

(12)	Type of Reporting Person: CO

CUSIP No.573284106

(1)	Names of reporting person: Wyoming Asset Holding I.R.S. Identification Nos. of above persons (entities only): NA

(2)	Check the appropriate box if a member of a group

(a) ☐

(b) ☒

(3)	SEC use only:

(4)	Place of incorporation: Cayman Islands

Number of shares beneficially owned by each reporting person with:	(5) Sole Voting Power: 0
(6) Shared Voting Power: 0
(7) Sole Dispositive Power: 0
(8) Shared Dispositive Power: 0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: NA

(11)	Percent of Class Represented by Amount in Row (9): 0.00%

(12)	Type of Reporting Person: CO

CUSIP No.573284106

(1)	Names of reporting person: Ms. Heba Iskander I.R.S. Identification Nos. of above persons (entities only): NA

(2)	Check the appropriate box if a member of a group

(a) ☐

(b) ☒

(3)	SEC use only:

(4)	Place of incorporation: Egypt

Number of shares beneficially owned by each reporting person with:	(5) Sole Voting Power: 0
(6) Shared Voting Power: 0
(7) Sole Dispositive Power: 0
(8) Shared Dispositive Power: 0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person: 0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: NA

(11)	Percent of Class Represented by Amount in Row (9): 0.00%

(12)	Type of Reporting Person: IN

Item 1(a).	Name of Issuer:

Martin Marietta Materials, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

The principal executive offices of Martin Marietta Materials, Inc. are located at 2710 Wycliff Road, Raleigh, North Carolina 27607.

Item 2(a).	Name of Person Filing: This Statement is being filed by the following persons (each a "Reporting Person" and, collectively, the "Reporting Persons"):

A.	Nevada Asset Holding

B.	South Dakota Asset Holding

C.	Wyoming Asset Holding

D.	Ms. Heba Iskander

Item 2(b).	Address of Principal Business Office or, if none, Residence:

A.	The registered address of Nevada Asset Holding is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

B.	The registered address of South Dakota Asset Holding is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

C.	The registered address of Wyoming Asset Holding is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands.

D.	The principal business office of Heba Iskander is c/o Orascom Construction Industries, 2005A Corniche El Nil, Nile City South Tower, Cairo, Egypt, 11221.

Item 2(c).	Citizenship:

A.	Nevada Asset Holding is an exempted company incorporated in the Cayman Islands with limited liability.

B.	South Dakota Asset Holding is an exempted company incorporated in the Cayman Islands with limited liability.

C.	Wyoming Asset Holding is an exempted company incorporated in the Cayman Islands with limited liability.

D.	Ms. Heba Iskander is a citizen of Egypt.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share ("Common Stock").

Item 2(e).	CUSIP Number:

573284106

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or dealer registered under section 15 of the Act;

(b) ☐ Bank as defined in section 3(a)(6) of the Act;

(c) ☐ Insurance company as defined in section 3(a)(19) of the Act;

(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940;

(e) ☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) ☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) ☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (Note: See Item 7);

(h) ☐ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j) ☐ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ☑

Item 4.	Ownership

A. Nevada Asset Holding

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.00%

(c)	Number of shares to which the person has:

(i) Sole Voting Power: 0

(ii) Shared Voting Power: 0

(iii) Sole Dispositive Power: 0

(iv) Shared Dispositive Power: 0

B. South Dakota Asset Holding

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.00%

(c)	Number of shares to which the person has:

(i) Sole Voting Power: 0

(ii) Shared Voting Power: 0

(iii) Sole Dispositive Power: 0

(iv) Shared Dispositive Power: 0

C. Wyoming Asset Holding

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.00%

(c)	Number of shares to which the person has:

(i) Sole Voting Power: 0

(ii) Shared Voting Power: 0

(iii) Sole Dispositive Power: 0

(iv) Shared Dispositive Power: 0
D. Ms. Heba Iskander

(a)	Amount beneficially owned: 0

(b)	Percent of class: 0.00%

(c)	Number of shares to which the person has:

(i) Sole Voting Power: 0

(ii) Shared Voting Power: 0

(iii) Sole Dispositive Power: 0

(iv) Shared Dispositive Power: 0

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.

Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

Each of the Reporting Persons herby makes the following certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of his and its knowledge and belief, each of the following certifies that the information set forth in this statement is true, complete and correct.

Date: November 16, 2015
By:	Nevada Asset Holding
Fiona Barrie
Director
Signature:	/s/ Fiona Barrie

Date: November 16, 2015

By:	South Dakota Asset Holding
Fiona Barrie
Director
Signature:	/s/ Fiona Barrie

Date: November 16, 2015

By:	Wyoming Asset Holding
Fiona Barrie
Director
Signature:	/s/ Fiona Barrie

Date: November 16, 2015

Ms. Heba Iskander
Signature:	/s/ Heba Iskander